EXHIBIT 16.1

Killman, Murrell & Company P.C.

Certified Public Accountants

3300 N. A Street, Bldg. 4, Suite 200	1931 E. 37th Street, Suite 7	3051 West Commerce
Midland, Texas 79705	Odessa, Texas 79762	Dallas, Texas 75212
(432) 686-9381	(432) 363-0067	(972) 238-7776
Fax (432) 684-6722	Fax (432) 363-0376	Fax (972) 889-0109

April 26, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Dear Sirs:

We were previously the auditors for i2 Telecom International, Inc., (previously known as Digital Data Networks, Inc.) and under the date February 25, 2004, we reported on the consolidated financial statements of i2 Telecom International, Inc. (f/k/a/ Digital Data Networks, Inc.), as of and for the year ended December 31, 2003. On April 23, 2004 our appointment as auditors was terminated.

We have read i2 Telecom’s statements included under Item 4 of its Form 8-K filed April 27, 2004, and we agree with such statements. We have also read the i2 Telecom statements included under Proposal 4, “Ratifications of Appointment of Independent Auditors”, of its Schedule 14A, Proxy Statement, filed April 27, 2004, and we also agree with such statements.

Very truly yours,

/s/ Killman, Murrell & Co., P.C.
Killman, Murrell & Co., P.C.